Exhibit 10.1

MASTER LOAN AND SECURITY AGREEMENT

between

KEY EQUIPMENT FINANCE INC.,

as Lender

and

K-SEA OPERATING PARTNERSHIP L.P.,

as Borrower

and

K-SEA TRANSPORTATION PARTNERS L.P.,
K-SEA TRANSPORTATION INC. and
SEA COAST TRANSPORTATION LLC

as Guarantor

dated April 3, 2006

Exhibits
1.	Note form
2.	Collateral Schedule form
3.	First Preferred Mortgage form
4.	Certificate of No Liens
5.	Loan Amounts/Vessels
6.	Officer’s Certificate
7.	Casualty Loss Value Table
8.	Assumption Agreement

i

MASTER LOAN AND SECURITY AGREEMENT

THIS MASTER LOAN AND SECURITY AGREEMENT (this “Agreement” or “Master Loan Agreement”) dated as of April 3, 2006, is made by and among K-SEA OPERATING PARTNERSHIP L.P., a Delaware limited partnership (with respect to each Collateral Schedule (defined below) to which it is a party, the “Borrower”), and KEY EQUIPMENT FINANCE INC., a Michigan corporation, and its successors and assigns (the “Lender”), and K-SEA TRANSPORTATION PARTNERS L.P., a Delaware limited partnership, K-SEA TRANSPORTATION INC., a Delaware corporation, and SEA COAST TRANSPORTATION LLC, a Delaware limited liability company (individually and collectively, “Guarantor”).

W I T N E S S E T H:

This Agreement provides terms and conditions that the parties intend to apply to various loan transactions secured by personal property. Each such loan transaction shall be evidenced in part by a Collateral Schedule (defined below) that incorporates the provisions of this Master Loan Agreement and that sets forth the description of the specific collateral. Where the provisions of a Collateral Schedule conflict with the terms hereof, the provisions of the Collateral Schedule shall prevail. Each Collateral Schedule, together with the relevant Note, the relevant First Preferred Mortgage, the relevant Earnings Assignment, and the relevant Assignment of Insurances (each as defined below) together with this Agreement shall collectively constitute a complete and separate secured loan transaction, independent of all other Collateral Schedules, Notes, First Preferred Mortgages, Earnings Assignments and Assignments of Insurances entered into by the parties hereto. Each such separate secured loan transaction incorporates the terms and provisions of this Agreement without any requirement of being accompanied by an originally executed copy of this Master Loan Agreement.

1.                                      Definitions; Accounting; Terms; Governance.

1.1                               Definitions. Unless the context otherwise requires, as used in this Agreement, the following terms shall have the respective meanings indicated below and shall be equally applicable to both the singular and the plural forms thereof. Capitalized terms not otherwise defined herein shall have the meaning given in the Loan Documents.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, provided, however, that with respect to the Borrower and K-Sea this term shall not be deemed to describe any Person who is not any of the Borrower, the general partner of the Borrower, K-Sea or a direct or indirect subsidiary of K-Sea. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Anti-Terror”, “Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United

States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” shall mean all applicable Federal, state, local and foreign laws (including, without limitation, any Environmental Laws and any industrial hygiene and occupational safety or similar laws), ordinances, judgments, decrees, injunctions, writs and orders of any Governmental Authority and rules, regulations, orders, licenses and permits of any Governmental Authority.

“Asset Coverage Ratio” means, as of any date of determination, the ratio of the amount of the Orderly Liquidation Value of all Vessels subject to a Collateral Schedule divided by the aggregate outstanding principal amount of the Note secured by the Vessels listed on such Collateral Schedule.

“Assignments” means, collectively, the Earnings Assignment and the Assignment of Insurances.

“Assumption Agreement” shall have the meaning specified in Section 21 hereof.

“Authorized Signer” shall mean those officers of Borrower and Guarantors, respectively, set forth on an incumbency certificate delivered by Borrower and Guarantors to Lender, who are authorized and empowered to execute the Loan Documents.

“Assignment of Insurances” means an assignment of vessel insurance policies by Borrower in favor of Lender with respect to each Vessel listed on a Collateral Schedule.

“Borrower” means K-Sea Operating Partnership L.P., a Delaware limited partnership.

“bps” means basis points where one basis point represents one one-hundredth of a percent (1/100 of 1%).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with the determination of the LIBOR Base Rate (including any notice in respect thereof), the term “Business Day” shall also exclude any day that is not a London Banking Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event of Loss” shall mean, with respect to any Vessel, the actual or constructive total loss of such Vessel due to sinking, breaking up, theft, destruction, damage beyond repair or damage from any reason whatsoever, to an extent which makes repair uneconomical, or rendition thereof unfit for normal use without repairs that, in the reasonable judgment of Borrower, would not be commercially reasonable to make.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 et seq. and as further amended from time to time.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of ownership interests representing more than 50% of the general partnership interest in K-Sea or more than 50% of the aggregate ordinary voting power represented by the issued and outstanding ownership interests of Borrower or any Subsidiary Guarantor, or (b) for the period of twelve (12) consecutive calendar months, a majority of the board of Borrower or any Guarantor shall no longer be composed of individuals (i) who were members of said board on the first day of such period, (ii) whose election or nomination to said board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said board, or (iii) whose election or nomination to said board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said board.

“Classification Society” means the American Bureau of Shipping or such other classification society acceptable to Lender.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means:

(i)                                    each of the Vessels identified on a Collateral Schedule, together with all of its machinery, anchors, cables, chains, rigging, tackle, fittings, tools, pumps, pumping equipment, gear, apparel, furniture, appliances, equipment, spare and replacement parts and all other appurtenances thereunto appertaining or belonging, whether now owned or hereafter acquired by the Borrower and whether on board or not, and also any and all additions, improvements and replacements made in or to such Vessels or any part thereof or in or to any equipment and appurtenances thereunder appertaining or belonging and any and all the charter hire, subcharter hire, freights, subfreights, earnings, charters (including, without limitation, any rights of termination thereof), to the extent set forth in the Earnings Assignment, insurance proceeds and all other proceeds paid or payable to Borrower on account of the use or employment of any Vessel, being secured by a First Preferred Mortgage or any other mortgage to be executed and delivered by Borrower in favor of Lender; and

(ii)                                all records, computer tapes, discs, and other data however stored, ledger sheets, correspondence, invoices, delivery receipts, documents and instruments related to any of the foregoing.

(iii)                            the property described in the related Assignments and First Preferred Mortgage, and the proceeds thereof, all insurance with respect to the Vessels,

any and all charters of the Vessels by Borrower and all hire and other amounts payable from time to time thereunder and the proceeds thereof, all future charters of the Vessels by Borrower, including all payments and proceeds of the foregoing and all amounts payable hereunder as more specifically described herein and in the Assignments and the First Preferred Mortgage.

“Collateral Schedule” shall mean a collateral schedule (in substantially the form of Exhibit 2 hereto) now or hereafter executed by Borrower and Lender in connection with any Note. Each Collateral Schedule shall be serially numbered. Unless and only to the extent otherwise expressly provided in a Collateral Schedule, no Collateral Schedule shall replace any previous Collateral Schedule.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Earnings Assignment” means a general assignment of earnings, freights and hire with respect to the Vessels identified on a Collateral Schedule, granted by Borrower in favor of the Lender, in form and substance satisfactory to the Lender.

“Environmental Action” means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement arising under any Environmental Law or Environmental Permit relating to Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment in connection with or arising from exposure to or the actual or potential release of Hazardous Materials, including (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages, and (b) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Event” means (a) an environmental event that has occurred or any environmental condition that is discovered in, on, beneath, from or involving any of the Vessels (including the presence, emission or release of Hazardous Materials or the violation of any applicable Environmental Law) for which a remediation or reporting could reasonably be required under applicable Environmental Law, or (b) notification received by Borrower, any Guarantor or any charterer of a Vessel that such charterer, such Guarantor, Borrower, or any Vessel is the subject of an Environmental Action relating to such Vessel that could reasonably be expected to result in any ordered remediation or corrective action or other material liability under applicable Environmental Law.

“Environmental Law” means any and all applicable international, foreign, federal, state, regional and local laws (as well as obligations, duties and requirements relating thereto under common law) relating to:  (a) emissions, discharges, spills, releases or threatened releases of pollutants, contaminants, Hazardous Materials, materials containing Hazardous Materials, or hazardous or toxic materials or wastes into ambient air, surface water (including, without limitation, all inland and ocean waters), groundwater, watercourses, publicly or privately-owned treatment works, drains, sewer systems, wetlands, septic systems or onto land; (b) the use, treatment, storage, disposal, handling, manufacturing, transportation, or shipment of Hazardous

Materials, materials containing Hazardous Materials or hazardous and/or toxic wastes, materials, products or by-products (or of equipment or apparatus containing Hazardous Materials); or (c) pollution or the protection of human health, safety or the environment from exposure to or injury or damage caused by Hazardous Materials. Without limitation, “Environmental Law” includes CERCLA and OPA 90 and IMO 13G.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment” shall mean each Vessel and other item or items of personal property that are described on a Collateral Schedule, together with all replacement parts, additions, attachments and accessories incorporated therein or affixed thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” shall have the meaning specified in Section 12 hereof.

“Event of Loss” means, with respect to any Vessel, the actual or constructive loss or the disappearance of such Vessel or the loss of use thereof, due to theft, destruction, damage beyond repair or damage from any reason whatsoever, to an extent which makes repair uneconomical, or rendition thereof unfit for normal use, or the condemnation, confiscation or seizure of, or requisition of title to such Vessel by any Governmental Authority or any other Person, or the requisition of use of any Vessel by any non-United States Governmental Authority, in each case whether or not acting under color of Governmental Authority.

“Fee” shall mean a documentation fee of $1,500.

“Financial Statements” means the balance sheet and statement of income and cash flows of K-Sea and its consolidated Affiliates (including, without limitation, Borrower and all Guarantors), on a consolidated basis, as required from time to time to be provided by Borrower under this Agreement.

“First Preferred Mortgage” means a First Preferred Fleet Mortgage, (in substantially the form of Exhibit 3 hereto), dated the date hereof, granted by Borrower to the Lender over the whole of the Vessels described on a Collateral Schedule, as the same may be amended, modified or supplemented from time to time.

“Funding Date” shall mean the date on which a Loan or the Loans are funded as provided herein.

“GAAP” means generally accepted accounting principles in the United States of America, as may be determined by the Financial Accounting Standards Board.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include any endorsement for collection or deposit in the ordinary course of business.

“Guarantors” means, collectively, K-Sea and any Subsidiary Guarantor from time to time, and each, a “Guarantor.”

“Hazardous Materials” means (a) hazardous materials, hazardous wastes, and hazardous substances as those or similar terms are defined under any Environmental Laws, including, but not limited to, the following:  the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., as amended from time to time, the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended from time to time, CERCLA, the Clean Water Act, 33 U.S.C. Section 1251 et seq., as amended from time to time, the Clean Air Act, 42 U.S.C. Section 7401 et seq., as amended from time to time, and/or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as amended from time to time, OPA 90; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) asbestos and/or any material which contains any hydrated mineral silicate, including, but not limited to, chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (e) polychlorinated biphenyls (“PCBs”), or PCB-containing materials or fluids; (f) radon; (g) any other hazardous radioactive, toxic or noxious substance, material, pollutant, or solid, liquid or gaseous waste; and (h) any hazardous substance that, whether by its nature or its use, is subject to regulation under any Environmental Law or with respect to which any international, federal, state or local Environmental Law or governmental agency requires environmental investigation, monitoring or remediation.

 “IMO 13G” means Regulation 13G of the amendments to the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto (MARPOL 73/78) adopted at the 50th Session of IMO’s Marine Environment Protection Committee.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all operating lease obligations of such Person, (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided, however, that “Indebtedness” shall not include (x) Secured Nonrecourse Obligations and (y) nonrecourse obligations incurred in connection with leveraged lease transactions as determined in accordance with GAAP.

“Installment(s)” shall mean the periodic payments of principal and interest due to repay a Note.

“Interest Rate” means the LIBOR Base Rate plus the Margin.

“Item of Equipment” shall mean each item of the Equipment.

“K-Sea” means K-Sea Transportation Partners L.P., a Delaware limited partnership.

“Late Payment Rate” shall mean an annual interest rate equal to the lesser of the maximum interest rate permitted by Applicable Law and two percent (2%) per annum above the otherwise applicable Interest Rate.

“LIBOR Base Rate” shall mean as of the date of determination the London Interbank Offered Rate on Eurodollar deposits having a maturity of one month, which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two London Banking Days preceding that reset date. If such rate does not appear on the Telerate Page 3750, the rate for that reset date will be determined as if the parties had specified “USD-LIBOR-Reference Banks.”

“Lien” shall mean any mortgage, pledge, security interest, lien, encumbrance, or other charge of any kind whatsoever.

“Loans” shall mean the advances represented by all of the Notes, and “Loan” means the amount advanced with respect to a Vessel, as set forth on Exhibit 5 hereto.

“Loan Documents” shall mean, in connection with each Collateral Schedule, collectively, this Agreement, the relevant Note, such Collateral Schedule, the relevant First Preferred Mortgage, the relevant Earnings Assignment, the relevant Assignment of Vessel Insurances, the relevant No Liens Certificate, and all other documents contemplated hereby and thereby and to be delivered in connection herewith and therewith.

“London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

“Margin” shall mean 140 bps.

“Maritime Liens” means, as to any Vessel:

(i)                                     repairmen’s, necessaries supplier’s or other like Liens arising by operation of law in the ordinary course of trading or operation of a vessel which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings, so long as (A) adequate reserves in accordance with GAAP are being maintained by Borrower and (B) such contest proceedings operate to stay the sale of any portion of such Vessel to satisfy the obligation secured by such Lien;

(ii)                                  liens for current wages of the crew, including the master of the Vessel, for current wages of stevedores when employed directly by such Vessel, or for general average or salvage, including contract salvage, provided such liens are not overdue for a period of more than thirty (30) days;

(iii)                               Liens for damages arising out of tort; and

(iv)                              Liens arising out of charters and maritime service contracts entered into in the ordinary course of trading or operation of a Vessel, to the extent such charters and maritime service contracts are permitted by the First Preferred Mortgage.

“Material Adverse Effect” means a material adverse effect on (a) the Collateral, (b) the property, business operations, financial condition, liabilities or capitalization of K-Sea and its consolidated Affiliates, including, without limitation, Borrower and each Guarantor, taken as a whole, (c) the ability of Borrower to perform any of its obligations under this Agreement (including the timely payment of all amounts due hereunder), (d) the rights of or benefits available to the Lender under this Agreement, or (e) the validity or enforceability of this Agreement.

“Maturity Date” has the meaning given in the relevant Note.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“No Liens Certificate” means a certificate in the form of Exhibit 4 hereto.

“Note” shall mean each Promissory Note in substantially the form attached hereto as Exhibit 1 and executed by Borrower in connection with a Collateral Schedule and this Agreement, together with any extensions, modifications, renewals, refinancings or other restructurings thereof.

“Note Rate” shall have the meaning set forth in Section 2 hereof.

“Obligations”means (a) the due and punctual payment of (i) principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower to the Lender, or that are otherwise payable to the Lender, under this Agreement and the other Loan Documents; and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower under or pursuant to this Agreement and the other Loan Documents. This term includes all principal, interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), fees, charges, expenses, attorneys’ fees and any other sum chargeable to Borrower under this Agreement or any of the other Loan Documents.

“OPA 90” means the Oil Pollution Act of 1990, P.L. 101-380, 104 Stat. 484 et seq., as amended from time to time.

“Orderly Liquidation Value” means, with respect to any Vessel, the net proceeds anticipated at a sale other than a forced sale upon foreclosure, as reasonably determined by an independent appraiser appointed by the Lender, and reasonably acceptable to the Borrower, at the expense of Borrower.

“Organizational Documents” means as to any Person which is (a) a corporation, the certificate or articles of incorporation and by-laws of such Person, (b) a limited liability company, the certificate of formation, the limited liability company agreement or similar agreement of such Person, (c) a partnership, the partnership agreement or similar agreement of such Person, or (d) any other form of entity or organization, the organizational documents analogous to the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Liens” means:

(a)                                  Liens imposed by law for taxes or under ERISA in respect of contingent liabilities thereunder that are not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established as required under GAAP;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, including, but not limited to, liens arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days;

(c)                                  liens covered by insurance; and

(d)                                 Maritime Liens,

provided, that the term “Permitted Liens” shall not include any Lien securing Indebtedness; and, provided, further, that the aggregate amount of Permitted Liens outstanding on any Vessel at any one time shall not exceed $250,000.

“Person” shall mean any individual, partnership, corporation, business trust, unincorporated organization, joint stock company, estate, limited liability company, or any Governmental Authority.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Premium” shall mean, with respect to any Loan, the meaning given to it in the Note evidencing that Loan.

“Prohibited Jurisdiction” means any country or jurisdiction, from time to time, (a) that is subject of a prohibition order (or any similar order or directive), sanctions or restrictions promulgated or administered by the Office of Foreign Assets Control of the United States Treasury Department, or (b) in which, or for which, Lender is otherwise prohibited or restricted, under laws, regulations, sanctions or restrictions applicable to it or its business, from extending credit, transferring property or assets, engaging in or facilitating trade or other economic activity, or otherwise doing business.

“Prohibited Person” means any Person appearing on the Specially Designated Nationals List compiled and disseminated by the Office of Foreign Assets Control of the United States.

“Replacement Vessel” shall have the meaning given in Section 4.3.

“Requisition Event of Loss” shall mean, with respect to any Vessel, the condemnation, confiscation, nationalization or seizure of, or requisition of title to, such Vessel by any Governmental Authority.

“Revolving Credit Agreement” means that certain Loan and Security Agreement dated March 24, 2005, as subsequently amended, among Borrower, KeyBank National Association, a national banking association, as administrative agent and collateral trustee for the lenders thereto, LaSalle Bank National Association, as syndication agent, and the lenders parties thereto, as the same may be further amended, supplemented or modified from time to time.

“Secured Nonrecourse Obligations” means (i) secured obligations of Borrower taken on a consolidated basis where recourse of the payee of such obligations is expressly limited to an assigned lease or loan receivable and the property related thereto, (ii) debt of single transaction subsidiaries, or (iii) liabilities of Borrower taken on a consolidated basis to any manufacturer of leased equipment where such liabilities are payable solely out of revenues derived from the leasing or sale of such equipment; excluding, however, nonrecourse obligations incurred in connection with leveraged lease transactions as determined in accordance with GAAP.

“Solvent” means, with respect to any Person, as of any date of determination, that: (a) the fair value of the property of the Person as of such date is greater than the total amount of the liabilities (including contingent liabilities computed at the amount that, in light of all the facts and circumstances existing as of such date, represents the amount that can reasonably be expected to become an actual or matured liability) of the Person, (b) the present fair salable value of the assets of the Person as of such date is not less than the amount that will be required to pay the probable liabilities of the Person on its debts as they become absolute and matured, (c) the Person is able to pay all liabilities of the Person as those liabilities mature, and (d) the Person does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage. The determination of whether a Person is Solvent shall take into account all such Person’s assets and liabilities regardless of whether, or the amount at which, any such asset or liability is included on a balance sheet of such Person prepared in accordance with GAAP, including assets such as contingent contribution or subrogation rights, business prospects, distribution channels and goodwill. In computing the amount of contingent or unrealized assets or contingent or unliquidated liabilities at any time, such assets and liabilities will be computed at the amounts which, in light of all the facts and circumstances existing at such time, represent the amount that reasonably can be expected to become realized assets or matured liabilities, as the case may be. In computing the amount that would be required to pay a Person’s probable liability on its existing debts as they become absolute and matured, reasonable valuation techniques, including a present value analysis, shall be applied using such rates over such periods as are appropriate under the circumstances, and it is understood that, in appropriate circumstances, the present value of contingent liabilities may be zero.

“Subsidiary” means, with respect to any Person (the “Parent”) at any date, any other Person the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the Parent, or (b) the financial statements of which shall be (or should be) consolidated with the financial statements of such Person in accordance with GAAP.

“Subsidiary Guarantor” means any Subsidiary or Affiliate that executes this Agreement and /or delivers to Lender an Assumption Agreement pursuant to Section 21 hereof; provided, however, “Subsidiary Guarantor” shall exclude Inversiones Kara Sea Srl, K-Sea Canada Holdings, and K-Sea Canada Corp.

“Subsidiary Guaranty” means Section 5 of this Agreement with respect to a Subsidiary Guarantor a party hereto, and any other guaranty executed by any Subsidiary or Affiliate of Borrower in favor of Lender pursuant to Section 21 hereof.

“Term” shall mean the term of any Note.

“UCC” shall have the meaning set forth in Section 12(b)(ii) hereof.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“USD-LIBOR Reference Banks” means, for any interest period, four major banks in the London interbank market selected by the British Bankers Association at approximately 11:00 a.m., London time, on the related LIBOR determination date to be prime banks in the London interbank market offering rates for deposits in U.S. dollars for a period of one month.

“Vessels” shall mean the U.S. documented vessels identified in Exhibit 5 hereto, and “Vessel” shall mean a vessel identified on Exhibit 5 and on a Collateral Schedule, in each case together with all of such vessel’s engines, boilers, machinery, bowsprits, sails, riggings, boats, anchors, chains, cable, tackle, apparel, furniture, fittings, gear, tools, pumps, pipe, navigation equipment, propulsion equipment, spare and replacement parts, fuel, lubricating and other oils, consumables and other stores, equipment and all other appurtenances thereunto appertaining or belonging, and such vessel’s freights, hire, earnings, issues, revenues and profits, whether now or owned or hereafter acquired, whether on board or not, and any and all additions, improvements and replacements hereafter made in, on or to such vessels, or any part thereof, or in or to the equipment and appurtenances aforesaid (all of the foregoing, together with such vessels’ freights, hire, earnings, issues, revenues and profits), as well as any Replacement Vessel.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2                               Accounting Terms; Calculations. All accounting and financial terms not specifically defined herein shall be construed in accordance with GAAP as in effect from time to time. In all cases, such accounting and financial terms shall be applied on a basis consistent with those applied in the preparation of consolidated audited financial statements of K-Sea and its consolidated affiliates for the fiscal year ending June 30, 2005, provided, however, if any change in GAAP in itself affects the calculation of any financial covenant set forth in this Agreement, the Lender may, by written notice to the Borrower, require that such covenant thereafter be calculated in accordance with GAAP as in effect immediately before such change in GAAP occurs. If any such notice is given, compliance certificates delivered pursuant to this Agreement after such change shall be accompanied by reconciliations of the difference between the calculation set forth therein and a calculation made in accordance with GAAP as in effect from time to time after such change occurs.

1.3                               Construction of Terms Generally. In this Agreement, for the purpose of computing periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”  Unless the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented or otherwise modified as permitted hereunder, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not any particular provision hereof, (d) the word “including” means “including without limitation”, and (e) any reference to payment, repayment, or prepayment shall be construed as referring to payment of immediately available funds in U.S. Dollars.

2.                                      Loans. On the terms, and subject to the conditions hereof, Lender agrees, on the Funding Date, to fund a Loan with respect to the Vessels described in a Collateral Schedule in the amount set forth for such Vessels on Exhibit 5. Each Loan shall bear interest (subject to the other provisions hereof relating to late payments and to the rate of interest that will apply following any acceleration of the principal of such Loan) at a rate equal to the LIBOR Base Rate (from time to time adjusted pursuant to the terms of the Note) plus the Margin (the “Note Rate”).

3.                                      Conditions to Borrowing. The obligations of the Lender to make the Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied or waived by Lender (the “Effective Date”):

(a)                                  The Lender shall have received a certificate from the secretary of the Borrower and each Guarantor attaching (i) a true and complete copy of the resolutions of its managing person and of all documents evidencing all necessary partnership, limited liability company or corporate action (in form and substance satisfactory to the Lender) taken by it to authorize the Loan Documents to which it is a party and the transactions contemplated thereby, (ii) attaching a true and complete copy of its Organizational Documents, (iii) setting forth the incumbency of its officer or officers or other analogous counterpart who may sign the Loan Documents, including therein a signature specimen of such officer or officers, and (iv) attaching a certificate of good standing of the Secretary of State of the jurisdiction of its formation.

(b)                                  Lender (or its counsel) shall have received from each party hereto either (x) a counterpart of this Agreement signed on behalf of such party or (y) written evidence satisfactory to Lender (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(c)                                  The Lender shall have received a Note for each Loan duly signed on behalf of the Borrower.

(d)                                  Each Guarantor party hereto shall have duly signed this Agreement.

(e)                                  The Lender shall have received the following, each dated the date of the initial Loan hereunder (unless otherwise specified), in form and substance satisfactory to the Lender, and in sufficient copies:

(i)                                    proper Form UCC-1 financing statements under the Uniform Commercial Code for all jurisdictions that the Lender may deem necessary or desirable in order to perfect and protect the first and only priority Liens and security interests created hereunder and under the Loan Documents, covering the Collateral;

(ii)                                evidence of the completion of all other recordings and filings of or with respect to the Lien created hereby that the Lender may deem necessary or desirable in order to perfect and protect the Liens created hereby;

(iii)                            with respect to each Vessel described on Schedule 5, the following:

(A)                              a First Preferred Mortgage covering such Vessel duly executed by the Borrower and, in connection therewith, such Vessel shall have been duly documented in the name of the Borrower under the laws of the United States, such First Preferred Mortgage shall have been duly filed for recording with the United States Coast Guard, and shall constitute a preferred ship mortgage on such Vessel;

(B)                                an assignment covering the earnings, freights, hire and requisition compensation, if any, of such Vessel, in form and substance satisfactory to the Lender, duly executed by the Borrower;

(C)                                an assignment covering the insurances of such Vessel, in form and substance satisfactory to the Lender, duly executed by the Borrower, and, in connection therewith, Borrower shall have executed and delivered to Lender authorizations to collect insurance claims and to collect general average contributions;

(D)                               copies of cover notes and certificates of entry evidencing the insurance covering such Vessel;

(E)                                 authorizations by the Borrower to inspect class records of such Vessel maintained by the Classification Society, in such form and such number of counterparts as may be reasonably requested by the Lender, duly executed by Borrower;

(F)                                 a true and complete copy of either (i) a certificate of ownership and encumbrance issued by the United States Coast Guard or (ii) an abstract of title issued by the United States Coast Guard, in either case, showing Borrower to be the sole owner of such Vessel free and clear of all Liens of record except the First Preferred Mortgage covering such Vessel in favor of the Lender;

(G)                                for each Vessel to the extent it is required to be maintained in class in order to operate in the service in which it is operating, a confirmation of class certificate issued by the Classification Society for such Vessel no earlier than three (3) days prior to the Effective Date, confirming that such Vessel is in such class without recommendation affecting class, together with an American Bureau of Shipping SafeNet database printout dated not more than twenty (20) days prior to the Effective Date, certified by an officer of Borrower as true and correct;

(H)                               a copy of the current certificate of inspection issued by the United States Coast Guard for such Vessel, if the Vessel is inspected, and reflecting no outstanding conditions affecting operation of the Vessel;

(I)                                    a copy of the current United States Coast Guard Certificate of  Documentation for each Vessel with registry and coastwise trade endorsements; and

(J)                                   (1) written advice from B&P International Insurance Brokerage LLC, insurance brokers, of the placement of the insurances covering such Vessel; (2) written confirmation from such brokers, that they have received no notice of the assignment (except from the Lender) of the insurances or any claim covering such Vessel; (3) an opinion of such brokers to the effect that such insurance complies with the applicable provisions of this Agreement and of the First Preferred Mortgage covering such Vessel, where applicable; and (4) an agreement by such brokers, in form and substance satisfactory to the Lender, whereunder the insurances of such Vessel, and claims thereunder, will not be affected by nonpayment of premiums on any other insurances.

(f)                                    The Lender shall have received a favorable written opinion (addressed to the Lender and dated the Effective Date) from Holland & Knight LLP, on behalf of the Borrower and Guarantors, in form and substance satisfactory to Lender and its counsel, and covering such other matters relating to the Borrower and Guarantors, the Loan Documents or the transactions contemplated hereby as the Lender shall reasonably request. Borrower hereby requests such counsel to deliver such opinion.

(g)                                 The Lender shall have received such other documents and certificates as the Lender or its counsel may reasonably request relating to the organization, existence and good standing of Borrower and each Guarantor, the authorization of the transactions hereunder and any other legal matters relating to the Borrower and Guarantors, the Loan Documents or the transactions contemplated hereby, all in form and substance satisfactory to the Lender and its counsel.

(h)                                 The Lender shall have received Uniform Commercial Code, tax and judgment lien search reports with respect to each applicable public office where Liens are or may be filed disclosing that there are no Liens of record in such official’s office covering any Collateral or showing Borrower as debtor thereunder (other than Permitted Liens) and a certificate of an officer of Borrower, dated the Effective Date, certifying that, upon the making of the Loans there will exist no Liens on the Collateral other than Permitted Liens.

(i)                                    There shall be no injunction, writ, preliminary restraining order or other order of any nature issued by any Governmental Authority in any respect affecting the transactions provided for in this Agreement or the other Loan Documents and no action or proceeding by or before any Governmental Authority has been commenced and is pending or, to the knowledge of Borrower, threatened, seeking to prevent or delay the transactions contemplated by the Loan Documents or challenging any other terms and provisions hereof or thereof or seeking any damages in connection therewith, and the Lender shall have received a certificate, in all respects satisfactory to the Lender, of an officer of the Borrower to the foregoing effect.

(j)                                    The Lender shall have received a certificate with respect to each Loan, dated the Effective Date and signed by an officer of Borrower, in the form of Exhibit 6 hereto.

(k)                                Prior to or simultaneously with the making of the Loans on the Effective Date, Borrower shall have fully repaid all Indebtedness secured by the Vessels, and all agreements with respect thereto shall have been cancelled or terminated, all Liens, if any, securing the same shall have been terminated, and the Lender shall have received satisfactory evidence thereof.

(l)                                    The Lender shall have completed a due diligence investigation of Borrower and the Guarantors in scope, and with results, satisfactory to the Lender; Borrower and the Guarantors shall have given the Lender such access to their respective books and records as the Lender may have requested upon reasonable notice in order to carry out its investigations, appraisals and analyses, and the Lender shall have received all additional financial, business and other information regarding Borrower and the Guarantors and their respective properties as the Lender shall have reasonably requested.

(m)                              The Lender shall have received the Fee and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Borrower hereunder.

(n)                                 The Lender shall have received and accepted a desktop or visual appraisal of all Vessels, which shall be in form and substance satisfactory to the Lender, and which shall demonstrate that the Orderly Liquidation Value of the Vessels subject to a Collateral Schedule as of the Effective Date results in an Asset Coverage Ratio of not less than 1.25 to 1.00.

(o)                                  The Lender shall be reasonably satisfied (i) that there shall be no litigation or administrative proceeding, or regulatory development, that would reasonably be expected to have a Material Adverse Effect and (ii) with the current status of, and the terms of any settlement or other resolution of, any litigation or other proceedings brought against Borrower or any Subsidiary.

(p)                                  The Lender shall be reasonably satisfied that no Material Adverse Effect has occurred since December 31, 2005.

(q)                                  No Event of Loss shall have occurred with respect to any of the Vessels.

(r)                                  All legal matters with respect to and all legal documents (including, but not limited to, the Loan Documents) executed in connection with the transactions contemplated by this Agreement shall be satisfactory to counsel for the Lender.

(s)                                  The Lender shall have reviewed and be satisfied with Borrower’s, K-Sea’s and K-Sea’s predecessor’s (i) unaudited financial statements as of and for the six (6) months ended December 31, 2005 and comparable financial statements for the calendar year 2004 and (ii) audited financial statements for the fiscal years ending June 30, 2005, June 30, 2004, and June 30, 2003. The Lender shall have reviewed and be satisfied with all management letters, reports and written materials, if any, that are prepared by the independent auditor of Borrower, K-Sea and K-Sea’s predecessor during the years 2003, 2004, and 2005 to the Effective Date.

The Lender (acting itself or through its counsel) shall notify Borrower of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of Lender to make Loans shall not become effective unless each of the foregoing conditions is satisfied (or waived by Lender) at or prior to 3:00 p.m., EDT, on the Effective Date (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time). The Effective Date shall be not later than April 30, 2006.

4.                                      Payments.

4.1                               Installments. Borrower shall pay each Note on the terms set forth therein. All Installments shall be payable when due whether or not Borrower has received any additional notice that such Installments are due. All Installments may be paid to Lender by wire transfer to the account of Lender identified in the Note, or such account or location as may otherwise be directed by Lender in writing.

4.2                               Event of Loss. In the event that any Vessel shall suffer an Event of Loss, Borrower shall prepay the Note relating to such Vessel:

(a)                                  with respect to a Casualty Event of Loss, on the earlier of (A) the date that is one hundred eighty (180) days after the occurrence of such Casualty Event of Loss, and (B) the date that is fifteen (15) days after receipt by Borrower or Lender of all insurance proceeds payable in respect thereof; or

(b)                                  with respect to a Requisition Event of Loss, on the earlier of (A) the date that is fifteen (15) days after receipt by Borrower of all compensation payable to Borrower in respect thereof, and (B) the date that is fifteen (15) days after receipt by Borrower or Lender of all insurance proceeds payable in respect thereof.

The amount of any such prepayment shall be equal to the sum of (x) the original principal amount of the relevant Note multiplied by the percentage set forth for such Vessel in the Casualty Loss Value Table attached as Exhibit 7 hereto plus (y) the accrued and unpaid interest on the amount calculated under clause (x) of this Section 4.2 to the date of prepayment, plus (z) losses, costs or expenses which may arise as a result of prepayment on a date that is not a Note Payment Date.

4.3                               Replacement Vessel. Notwithstanding Section 4.2(a)  above, in the event of a Casualty Event of Loss, Borrower may, upon the written acceptance of Lender in its sole discretion, substitute as Collateral for the related Note, a vessel of equal or greater value, condition, utility and remaining useful life, acceptable to Lender in its sole discretion (together with all of such vessel’s engines, boilers, machinery, bowsprits, sails, riggings, boats, anchors, chains, cable, tackle, apparel, furniture, fittings, gear, tools, pumps, pipe, navigation equipment, propulsion equipment, spare and replacement parts, fuel, lubricating and other oils, consumables and other stores, equipment and all other appurtenances thereunto appertaining or belonging, and such vessel’s freights, hire, earnings, issues, revenues and profits, whether now or owned or hereafter acquired, whether on board or not, and any and all additions, improvements and replacements hereafter made in, on or to such vessels, or any part thereof, or in or to the equipment and appurtenances aforesaid, all of the foregoing, together with such vessel’s freights, hire, earnings, issues, revenues and profits, “Replacement Vessel”), subject to all the terms and conditions hereof, including recording and perfection of a first preferred mortgage covering such Replacement Vessel in the form of a supplement to the First Preferred Mortgage, provided that Lender’s interest in the insurance proceeds related to such Casualty Event of Loss shall continue until filing of the first preferred mortgage on such Replacement Vessel. Upon such filing, such Replacement Vessel will constitute a “Vessel” for purposes of the Loan Documents, and Lender will reassign the interest in, or pay to Borrower any proceeds received by the Lender of, insurance related to the Casualty Event of Loss.

5.                                      Guaranty.

5.1                               Guaranty; Maximum Liability. To induce the Lender to make the Loan to the Borrower, and in consideration thereof, each of the Guarantors hereby agrees to unconditionally and irrevocably guarantee, jointly and severally, as primary obligors and not merely as surety, to the Lender the due and timely performance of all Obligations and the due and punctual payment in immediately available funds of all Obligations of the Borrower hereunder (whether by acceleration or otherwise). The Guarantors hereby agree that (a) this is a guaranty of payment and performance and not merely of collection, and shall continue in full force and effect and be binding upon the Guarantors and their respective successors and assigns until payment in full and performance of all obligations guaranteed hereunder; and (b) amounts payable hereunder shall be paid when due without set-off or reduction for any reason whatsoever.

5.2                               Guaranty Unconditional. The Obligations of the Guarantors under this guaranty shall be joint and several, irrevocable, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by, except for payment of the Obligations and to the extent permitted by Applicable Law (i) any extension, renewal, settlement, compromise, waiver or release in respect of any Obligation or any Loan under this Agreement or any Loan Document by operation of Applicable Law or otherwise; (ii) any modification or amendment of or supplement to this Agreement or any Loan Document; (iii) any modification, amendment, waiver, release, non-perfection or invalidity of any direct or indirect security, or of any guarantee or other liability of any third party, of the Obligations of the Borrower with respect to which this guaranty relates; (iv) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Guarantor or its assets or any resulting release or discharge of any of the Obligations of the Guarantors contained in this Agreement or any Loan Document; (v) the existence of any claim, set-off or other rights which any Guarantor may have at any time against Lender or any other Person, whether or not arising in connection with this Agreement or any Loan Document, provided, however, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim; (vi) any invalidity or unenforceability relating to or against the Borrower for any reason of this Agreement or any Loan Document or any provision of Applicable Law or regulation purporting to prohibit the payment by the Borrower under this Agreement or any Loan Document; or (vii) to the extent permitted by Applicable Law, any other act or omission to act or delay of any kind by Borrower, a Guarantor, the Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Obligations under this Section 5.

5.3                               Discharge; Reinstatement. The Obligations of each Guarantor under this Section 5 shall remain in full force and effect until the Obligations of the Borrower under this Agreement or any other Loan Document have been paid in full. If at any time any payment of any amount payable by a Guarantor under this Section 5, any other section of this Agreement or other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Guarantor or otherwise, the other Guarantors’ obligations under this Section 5 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time. This Section 5 shall survive the termination of this Agreement until the payment in full of all amounts payable under this Agreement and any other Loan Documents.

5.4                               Waiver. No Guarantor shall be entitled to enforce any remedy which the Lender now has or may hereafter have against any Borrower, any endorser or any Guarantor in respect of all or any part of the Obligations paid by such Guarantor until all of the Obligations shall have been fully and finally paid to the Lender and all commitments of the Lender hereunder to the Borrower have terminated. Each Guarantor hereby waives any benefit of, and any right to participate in, any security or collateral given to the Lender to secure payment of the Obligations or any other liability of the Borrower or any Guarantor to the Lender. Each Guarantor also waives all setoffs and counterclaims and all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this guaranty. Each Guarantor further waives all notices of the existence, creation or incurring of additional Obligations by the Borrower, and also waives all notices that the principal amount, or any portion thereof, and/or any interest on any instrument or document evidencing all or any part of the Obligations is due, notices of any and all proceedings to collect all or any part of the

Obligations, and, to the extent permitted by Applicable Law, notices of exchange, sale, surrender or other handling of any Collateral given to the Lender to secure payment of the Obligations.

5.5                               Stay of Acceleration. If acceleration of the time for payment of any amount payable by Borrower or any Guarantor under this Agreement or any other Loan Document in respect of an Obligation is stayed upon the insolvency, bankruptcy or reorganization of Borrower or such Guarantor all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Borrower (if Borrower is not subject to such a proceeding) and other Guarantors (not subject to such a proceeding) hereunder forthwith on demand by the Lender.

5.6                               Subrogation and Contribution Rights. If any Guarantor makes a payment in respect of the Obligations, it shall be subrogated to the rights, if any, of the payees against the Borrower and other Guarantors with respect to such payment and shall have rights of contribution against the Borrower or other Guarantors; provided, however, that such Guarantor shall not enforce its rights to any payment by way of subrogation or by exercising its right of contribution until all the Obligations owing to the Lender shall have been finally paid in full and may not under applicable insolvency laws be required to be repaid by the Lender, and the commitments of the Lender and all obligations to make Loans hereunder have been terminated.

6.                                      Grant of Security Interest. To secure the payment and performance in full of all Obligations, Borrower hereby grants to the Lender a continuing security interest in and Lien upon, and a right of set-off against, and Borrower hereby assigns and pledges to the Lender, all of the Collateral owned by it or in which it has an interest with respect to each Loan and Collateral Schedule.

7.                                      Lease and Assignment.

(a)                                  WITHOUT LENDER’S PRIOR WRITTEN CONSENT, BORROWER SHALL NOT (EXCEPT AS EXPRESSLY PERMITTED UNDER THE RELEVANT FIRST PREFERRED MORTGAGE) (i) ASSIGN, TRANSFER, PLEDGE, HYPOTHECATE OR OTHERWISE DISPOSE OF, THE EQUIPMENT OR ANY INTEREST THEREIN, AND BORROWER SHALL NOT ASSIGN OR DELEGATE ITS RIGHTS OR OBLIGATIONS UNDER THE LOAN DOCUMENTS, OR (ii)  LEASE OR LEND OR CHARTER THE EQUIPMENT, IN EACH CASE, ON A DEMISE OR BAREBOAT BASIS, NOR PERMIT THE VESSELS TO BE OPERATED BY ANYONE OTHER THAN BORROWER OR BORROWER’S QUALIFIED EMPLOYEES AND BORROWER’S AFFILIATES, PROVIDED, HOWEVER, THAT Borrower shall ensure that none of the Vessels is traded, located, operated or used, directly or indirectly, in a Prohibited Jurisdiction or by a Prohibited Person, and no time or voyage charterer or shipper shall be a Prohibited Person or organized in a Prohibited Jurisdiction. For the avoidance of doubt, the forgoing is not intended to restrict Borrower’s ability to enter into time charters and voyage charters of the Vessels, provided that in respect of any charter entered into prior to or after the date hereof with respect to any Vessel in excess of twelve (12) calendar months (other than such charters terminable at will by the parties thereto), Borrower provides Lender with prompt, and in any event within thirty (30) days, written notice of such charter together with a copy thereof, provided further, that Borrower may enter into written charters of any duration with a Subsidiary, which shall be made expressly subordinate in all respects to the relevant First Preferred Mortgage and provided that such Subsidiary, at the same time, shall execute and deliver to the Lender a security interest assignment of any subcharters, contracts, freights, charter hire and earnings to which it may become entitled in respect of such Vessel, all in form and substance acceptable to Lender.

(b)                                  Lender may sell, transfer, grant participations or assign (any such transaction, a “Transfer”), in Lender’s right, title and interest in and to any one or more Notes, and in the other Loan Documents as they relate to the Loan(s) evidenced by such Note(s) (including the security interests in favor of Lender securing such Loan(s) and including the Lender’s rights against any Guarantor with respect to Borrower’s Obligations with respect to such Notes and the related Loan Documents) to any affiliate of Lender or other commercial financing entity or institution (that is not a direct competitor or an affiliate of a direct competitor of Borrower or Guarantors) whose combined capital and surplus is in excess of Fifty Million Dollars ($50,000,000) (“Transferee”), without the prior written consent of Borrower, and to any other Person with the prior written consent of Borrower, such consent not to be withheld unreasonably; provided, however, that if an Event of Default is continuing, any such Transfer by Lender shall not require the consent of Borrower. No Transfer shall be for an amount of less than Five Million Dollars ($5,000,000), except participations shall be permitted for amounts not less than Two Million Five Hundred Thousand Dollars ($2,500,000). In the event of any Transfer, the relevant Transferee shall agree to assume the obligations of Lender under this Agreement and the other Loan Documents arising from and after the effective date of the Transfer as the same may relate to the relevant Note, Collateral Schedule and other relevant Loan Documents, and shall have and may exercise, with respect to the Loan or Loans subject to such Transfer, all of Lender’s rights hereunder or thereunder, and such Transferee shall be considered “Lender” under this Agreement and the relevant Loan Documents. BORROWER SHALL NOT ASSERT AGAINST ANY SUCH PURCHASER, TRANSFEREE, ASSIGNEE OR SECURED PARTY ANY DEFENSE, COUNTERCLAIM OR OFFSET THAT BORROWER MAY HAVE AGAINST LENDER. Borrower agrees that upon written notice to Borrower of any potential Transfer, Borrower shall acknowledge receipt thereof in writing and provide such other information as Lender may reasonably request. Lender and any Transferee shall have the right, without consent of the Borrower, to assign as security all or part of its rights under the relevant Loan Documents to any Federal Reserve Bank or other Person providing financing to Lender or such Transferee.

(c)                                  Subject to the foregoing, all covenants and agreements contained herein shall be binding upon, and inure to the benefit of, Lender and its successors and permitted assigns and Borrower and its successors and permitted assigns.

8.                                      Taxes. Borrower shall pay when due any and all taxes, fees, levies, imposts, duties, assessments and public and private charges levied or assessed by any Governmental Authority (“Taxes”) on or with respect to the Equipment, on the use thereof, or on this Agreement or any of the other Loan Documents including Other Taxes (but excluding any (i) franchise taxes imposed on Lender and (ii) without limiting the operation of Section 11 or Section 14 hereof, taxes imposed on or measured by Lender’s net or gross income and (iii) United States federal withholding taxes and (iv) Taxes of a Person that becomes a Lender after the date hereof to the extent exceeding the Taxes of the Person that is the Lender on the date hereof and (v) any fines, penalties, additions to tax or interest relating to any of the Taxes described in item (i), (ii), (iii) or (iv)).

9.                                      Lender’s Right to Perform for Borrower. If Borrower fails to perform or comply with any of its Obligations contained in the Loan Documents, Lender may (but shall not be obligated to do so), on ten (10) days’ notice (or such shorter, or no, notice, as may be reasonable under the circumstances) to Borrower, if such failure is not cured by the last day of such period, itself perform or comply with such Obligations, and the amount of the reasonable costs and expenses of Lender incurred in connection with such performance or compliance, together with interest on such amount from the date paid by Lender until the date repaid by Borrower to Lender, at the Late Payment Rate, shall be payable by Borrower to Lender upon demand. No such performance or compliance by Lender shall be deemed a waiver of the rights and remedies of Lender or any successor or assignee of Lender against Borrower hereunder or be deemed to cure any default of Borrower hereunder. All such sums and amounts so expended by Lender shall be repayable by Borrower immediately without notice or demand, shall be secured by the applicable Vessel and related Collateral with respect to which they were expended (or, if not expended with respect to a single Vessel, shall be ratably secured by each of the Vessels and their respective related Collateral), and shall bear interest from the date said amounts are expended at the Late Payment Rate.

10.                               Delinquent Payments; Interest. If Borrower fails to pay any of the Installments within ten (10) days after the date due, Borrower shall pay to Lender a late charge equal to three percent (3%) of such delinquent amount. Such late charge shall be payable by Borrower upon demand by Lender and shall be deemed part of the Obligations secured by the Vessels and related Collateral securing the relevant Note. In no event shall such late charge exceed the maximum amounts permitted under Applicable Law.

11.                               Personal Property; Liens; Warranty of Title. Borrower shall (a) promptly after becoming aware of the existence thereof, give Lender written notice of any Lien on the Collateral other than Permitted Liens, (b) in the ordinary course of business, at Borrower’s sole cost and expense, take such action as may be necessary to discharge any such Lien, and (c) indemnify and hold Lender, on an after-tax basis, harmless from and against any loss or damage to Lender caused by any such Lien. Borrower warrants that it has good, valid and marketable title to the Equipment, and that (i) the security interest in the Collateral granted to Lender under the Loan Documents, when properly perfected by any required filing, or in the case of insurances, notice to and agreement by underwriters in accordance with policy or entry terms, shall constitute a valid and perfected first priority lien and security interest in the Collateral and, (ii) the Collateral is not subject to, and, except for Permitted Liens, Borrower will not grant or permit to exist, any Liens or claims on or against the Collateral, whether senior, superior, junior, subordinate or equal to the security interest granted to Lender under the Loan Documents, or otherwise.

12.                               Events of Default; Remedies.

(a)                                  As used herein, the term “Event of Default” shall mean any of the following events:  (1) Borrower fails to pay any Installment within ten (10) days after the same shall become due or fails to comply with the insurance requirements of Section 3.10(a) of the First Preferred Mortgage covering any Vessel; (2) Borrower or any Guarantor, breaches any of its other Obligations under any of the Loan Documents and fails either to cure the same within the earlier of the time set forth therein and thirty (30) days after written notice thereof (provided that if the applicable cure period set forth in such Loan Document would be longer than thirty (30) days from such notice, then the Borrower or Guarantor shall have until the expiration of such longer period to cure such failure), or to obtain the waiver of the Lender; (3) any dissolution, termination of existence, merger (unless Borrower is the surviving entity), consolidation of Borrower (unless Borrower is the surviving entity); (4) Change in Control of Borrower or any Guarantor; (5) a trustee, conservator or liquidator is appointed of Borrower or any Guarantor or of all or a substantial part of Borrower’s or such Guarantor’s assets, with or without the application or consent of Borrower or such Guarantor, respectively and, if such appointment is made without the consent of Borrower or the affected Guarantor, as the case may be, such appointment is not terminated or otherwise dismissed within sixty (60) days thereafter; (6) a petition is filed by or against Borrower or any Guarantor under any bankruptcy, insolvency or similar legislation and, if such petition is filed without the consent of Borrower or the affected Guarantor, as the case may be, such filing is not dismissed within sixty (60) days thereafter; (7) any representation or warranty made by Borrower or any Guarantor herein or in any of the Loan Documents, certificates, financial statements or other statements furnished to Lender in connection with the Loan shall prove to be false or misleading in any material respect as of the date on which the same was made; (8) Borrower or any Guarantor shall fail to satisfy within sixty (60) days after the later of (i) entry thereof or (ii) the termination of the most recent stay, any final judgment rendered against Borrower or such Guarantor by any court of competent jurisdiction where the judgment represents an uninsured loss in excess of $1,000,000; (9) (i) any of the Liens created or granted under the Loan Documents, or intended to be granted or created thereby, to Lender shall fail, with respect to any Vessel, to be a valid, first priority, perfected Lien subject to no prior or equal Lien (other than Permitted Liens) and the Note secured thereby shall not have been paid in full within twenty (20) days after Borrower becomes aware thereof; or (ii) an additional Lien or Liens (other than Permitted Liens), attach(es) to the Vessel and is(are) not released in the ordinary course of Borrower’s business, unless the Note secured thereby shall have been paid in full, within twenty (20) days after Borrower becomes aware thereof or any Vessel is seized or forfeited, unless the Note secured thereby shall have been paid in full within twenty (20) days after Borrower becomes aware thereof; (10) any Event of Default, under and as defined in any Note or other Loan Document, shall occur and be continuing after the expiration of any applicable cure period; (11) Borrower shall be in default, after the expiration of any applicable cure period, of the Revolving Credit Agreement; or (12) an event of default has occurred and is continuing under (x) any other loan, credit agreement, lease or purchase agreement with Lender, or (y) under any loan, credit agreement, lease or purchase agreement with any other party that would have a Material Adverse Effect on the ability of the Borrower to perform its obligations hereunder or under any other Loan Documents, and in the case of each of subclause (x) and (y), the relevant loan shall have been accelerated.

(b)                                  (i)                                    Upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may declare any or all of Borrower’s Obligations under the Loan Documents, including, without limitation, any or all Note(s) issued pursuant hereto, to be immediately due and payable, without demand or notice to Borrower or any Guarantor, and Lender shall have the immediate right to enforce its security interests in Collateral described in the applicable Collateral Schedule and other Loan Documents; provided, however, that if the Event of Default results from the arrest or attachment of a Vessel and Borrower pays to Lender the amount then outstanding on the related Note within ten (10) days after Lender’s demand therefor given in accordance with Section 13 hereof, Lender may not accelerate Borrower’s

Obligations under the Loan Documents with respect to any other Note. If Borrower fails to make such a payment within ten (10) days after Lender’s demand therefor given in accordance with Section 13 hereof, the Obligations and liabilities accelerated thereby shall bear interest, both before and after any judgment, until paid in full at the Late Payment Rate. Should there occur a Default and if a voluntary or involuntary petition under the United States Bankruptcy Code is filed by or against Borrower while such Default remains uncured, the Loan automatically shall be accelerated and become due and payable and interest thereon at the Late Payment Rate automatically shall apply as of the date of such filing, without any notice, demand or action of any type on the part of Lender (including any action evidencing the acceleration or imposition of the Late Payment Rate). The fact that Lender has, prior to the filing of the voluntary or involuntary petition under the United States Bankruptcy Code, acted in a manner which is inconsistent with the acceleration and imposition of the Late Payment Rate shall not constitute a waiver of this provision or estop Lender from asserting or enforcing Lender’s rights hereunder.

(ii)                                Furthermore, upon the occurrence of an Event of Default, Lender shall have, in addition to the rights and remedies provided herein, in the other Loan Documents or by law, the rights and remedies of a secured party under the Uniform Commercial Code under the laws of the State of New York (the “UCC”) (regardless of whether the UCC is the law of the jurisdiction where the rights and remedies are asserted and regardless of whether the UCC applies to the affected Collateral), and further Lender may do any one or more of the following as Lender in its sole discretion may elect, with or without judicial process or the aid and assistance of others:  (A) enter and remain on any premises on which any of the Equipment may be located and, without resistance or interference by Borrower, and without liability to Lender by reason of such entry or taking possession, take possession of the Equipment, (B) prepare for sale and sell or otherwise dispose of any Equipment at its location in a commercially reasonable manner, (C) require Borrower to assemble and make available to Lender, at Borrower’s expense, any Equipment at any place and time designated by Lender in its reasonable discretion, (D) remove any Equipment from any such premises for the purpose of effecting sale or other disposition thereof, (E) without demand and without advertisement, notice, hearing or process of law, all of which Borrower hereby waives, at any place and time or times, sell and deliver any or all Equipment held by or for it at public or private sale, by one or more contracts, in one or more parcels, for cash, upon credit or otherwise, at such prices and upon such terms as Lender deems advisable, in its reasonable discretion, provided, any such sale shall be made in a commercially reasonably manner, or (F) lease all or any portion of the Equipment on such terms and conditions as Lender in its reasonable discretion may determine. In addition to all other sums due Lender hereunder, Borrower shall pay Lender all costs and expenses incurred by Lender, including reasonable attorneys’ fees and court costs, in obtaining or liquidating the Collateral, in enforcing payment of the Loans, or in the prosecution or defense of any action or proceeding by or against Lender or Borrower concerning any matter arising out of or connected with the Loan Documents, the Collateral or the Loan, including without limitation any of the foregoing arising in, arising under or related to a case under the United States Bankruptcy Code.

(iii)                            BORROWER’S WAIVERS REGARDING DISPOSITION OF THE EQUIPMENT. IF AN EVENT OF DEFAULT OCCURS, BORROWER AGREES THAT ANY REQUIREMENT OF REASONABLE NOTICE SHALL BE MET IF SUCH NOTICE IS PERSONALLY SERVED ON OR MAILED, POSTAGE PREPAID, TO BORROWER IN ACCORDANCE WITH THE NOTICE PROVISIONS HEREOF AT LEAST

TEN (10) DAYS BEFORE THE TIME OF SALE OR OTHER EVENT GIVING RISE TO THE REQUIREMENT OF SUCH NOTICE. LENDER SHALL NOT BE OBLIGATED TO MAKE ANY SALE OR OTHER DISPOSITION OF THE EQUIPMENT REGARDLESS OF NOTICE HAVING BEEN GIVEN. LENDER MAY BE THE PURCHASER AT ANY SUCH PUBLIC SALE. BORROWER HEREBY WAIVES ALL OF ITS RIGHTS OF REDEMPTION FROM ANY SUCH SALE. LENDER MAY POSTPONE OR CAUSE THE POSTPONEMENT OF THE SALE OF ALL OR ANY PORTION OF THE EQUIPMENT BY ANNOUNCEMENT AT THE TIME AND PLACE OF SUCH SALE, AND SUCH SALE MAY, WITHOUT FURTHER NOTICE, BE MADE AT THE TIME AND PLACE TO WHICH THE SALE WAS RESCHEDULED. NONE OF LENDER’S RIGHTS OR REMEDIES HEREUNDER ARE INTENDED TO BE EXCLUSIVE OF, BUT EACH SHALL BE CUMULATIVE AND IN ADDITION TO, ANY OTHER RIGHT OR REMEDY REFERRED TO HEREUNDER OR OTHERWISE AVAILABLE TO LENDER OR ITS ASSIGNS AT LAW OR IN EQUITY, AND MAY BE PURSUED SINGLY, SUCCESSIVELY OR CONCURRENTLY AT THE SOLE DISCRETION OF LENDER AND MAY BE EXERCISED AS OFTEN AS OCCASION THEREFOR SHALL OCCUR. THE FAILURE TO EXERCISE, OR ANY DELAY IN THE EXERCISE OF, ANY RIGHT OR REMEDY SHALL IN NO EVENT BE CONSTRUED AS A WAIVER, RELEASE OR EXHAUSTION OF ANY SUCH REMEDIES. NO EXPRESS OR IMPLIED WAIVER BY LENDER OF ANY EVENT OF DEFAULT SHALL CONSTITUTE A WAIVER OF ANY OTHER EVENT OF DEFAULT OR A WAIVER OF ANY OF LENDER’S RIGHTS UPON THE REOCCURRENCE OF ANY SUCH EVENT OF DEFAULT.

(c)                                  Borrower hereby authorizes Lender, upon the occurrence and during the continuation of any Event of Default hereunder, at Lender’s option to adjust, compromise and settle any losses under any insurance afforded under the Loan Documents, and Borrower does hereby irrevocably constitute Lender and each of its designees, as its attorneys-in-fact, with full power and authority, upon the occurrence and during the continuation of any Event of Default hereunder, to effect such adjustment, compromise and/or settlement and to endorse any drafts drawn by an insurer of the Equipment or any part thereof and to do everything necessary to carry out such purposes and to receive and receipt for any unearned premiums due under policies of such insurance; but unless Lender elects to adjust, compromise or settle losses as aforesaid, such insurance proceeds shall be subject to the lien and security interest of Lender hereunder.

(d)                                  Upon the occurrence, and during the continuation, of an Event of Default hereunder, (i) any proceeds of any Collateral shall be applied to satisfy Borrower’s Obligations in accordance with the Note and/or First Preferred Mortgage, or other Loan Documents to which such Collateral is subject, and (ii) any other amounts received by Lender in respect of the Loan(s) may be applied first to costs of collection and thereafter, in reduction of Borrower’s Obligations in respect of the Loan, in such order and manner as Lender may direct in its sole discretion, and Borrower irrevocably waives the right to direct the application of such amounts and agrees that Lender shall have the continuing and exclusive right to apply any and all such amounts in Lender’s sole discretion, notwithstanding any entry to the contrary upon any of its books and records. Borrower shall remain liable to Lender with respect to any deficiency remaining with respect to any Loan after application of such proceeds and other amounts in accordance with the Loan Documents, and any surplus remaining after such application shall be paid over to Borrower or to whomsoever may be entitled thereto.

(e)                                  To the extent that any portion of the Loan is now or hereafter secured by property other than the Collateral described in the related Collateral Schedule, or by a guarantee, endorsement or property of any other person, then Lender also shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence of an Event of Default hereunder, and Lender shall have the right, in its sole discretion, to determine which rights, liens, security interests or remedies Lender shall at any time pursue, relinquish, subordinate or modify, without in any way affecting the relevant Loan or Loans or any of Lender’s rights under this Agreement.

13.                               Notices. All notices and other communications hereunder shall be in writing and shall be transmitted by hand, facsimile, overnight courier or certified mail (return receipt requested), postage prepaid. Such notices and other communications shall be addressed to the respective party at the address set forth on a Collateral Schedule or at such other address as any party may from time to time designate by notice duly given in accordance with this Section. Such notices and other communications shall be effective upon receipt (in the case of transmittal by hand, courier or certified mail, receipt being deemed to occur when receipted for or, if delivery is refused, upon attempted delivery; and, in the case of transmittal by facsimile, receipt being deemed to occur upon confirmation of receipt via confirmed facsimile or telex transmission).

14.                               General Indemnification. Borrower shall pay, and shall indemnify and hold Lender harmless on an after-tax basis from and against, any and all liabilities, causes of action, claims, suits, penalties, damages, losses, costs or expenses (including reasonable attorneys’ fees), obligations, liabilities, demands and judgments, and Liens, of any nature whatsoever (collectively, a “Liability”) arising out of or in any way related to:  (a) the Loan Documents or any other written agreement entered into by Borrower or any Guarantor in connection with the transactions contemplated hereby and thereby or any amendment, waiver or modification of any of the foregoing or the enforcement of any of the terms hereof or thereof, (b) a failure by Borrower or by any charterer from or other user authorized by Borrower, to comply fully with any Environmental Law with respect to the Equipment or its operation or use, (c) the use, operation and ownership of the Equipment, (d) any Environmental Liability, and (e) Borrower’s failure to perform any covenant, or breach of any representation or warranty under the Loan Documents; provided that the foregoing indemnity shall extend to Taxes (as defined in Section 8 hereof), to the extent set forth in said Section 8, fees, levies, imposts, duties, assessments or public or private charges levied or assessed by any Government Authority, and further provided shall not extend to Liabilities to the extent resulting from the gross negligence or willful misconduct of Lender. Borrower shall deliver promptly to Lender (x) copies of any material communications (including enclosures) received from the United States Coast Guard concerning a material Environmental Event respecting the Equipment or its operation and (y) copies of any material communications (including enclosures) submitted by Borrower or any of its subsidiaries to the United States Coast Guard concerning the Equipment or its operation.

15.                               Severability; Captions. Any provision of this Agreement or any of the Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction. Captions are intended for convenience or reference only, and shall not be construed to define, limit or describe the scope or intent of any provisions hereof.

16.                               Financial Reporting and Other Data; Financial Covenants. During the Term

(a)                                  Borrower shall furnish to Lender, as soon as available and in any event within (i) 120 days after the last day of each fiscal year commencing with the fiscal year ending June 30, 2006, consolidated annual Financial Statements of K-Sea and its consolidated Subsidiaries, prepared in accordance with GAAP and audited by an independent certified public accountant (“CPA”); and (ii) ninety (90) days after each fiscal quarter unaudited financial statements of K-Sea and its consolidated Subsidiaries, subject to year-end adjustments.

(b)                                  Availability of the forgoing financial information with the Securities and Exchange Commission or other on-line site accessible by Lender shall be deemed delivery of such financial information to Lender.

(c)                                  Borrower shall be in compliance with the financial covenants under Sections 7.01, 7.02, and 7.03 (collectively, the “Financial Covenants”) of the Revolving Credit Agreement currently in effect, as the same may be amended, restated, supplemented or otherwise modified from time to time. For purposes of this Section 16(c), the Financial Covenants set forth in the Revolving Credit Agreement, and the other sections thereof to which reference is made therein, together with related definitions and ancillary provisions, are hereby incorporated herein by reference, mutatis mutandis, and will be deemed to continue in effect for the benefit of the Lender whether or not the loans or any other indebtedness evidenced thereby remain outstanding or the Revolving Credit Agreement is terminated unless the Lender expressly agrees that such termination of the Revolving Credit Agreement shall apply to this Agreement.

(d)                                  Borrower shall also furnish such other financial annual reports, information or data as Lender may reasonably request from time to time.

17.                               Representations and Warranties of Guarantors. Each Guarantor represents and warrants, as of the date hereof, that (a) Guarantor is duly organized and validly existing, in good standing under the laws of Delaware; (b) the execution, delivery and performance of this Agreement and any other Loan Documents to which Guarantor is a party:  (1) have been duly authorized by all necessary corporate or partnership or limited liability action on the part of Guarantor, (2) do not require the approval of any stockholder, partner, member, trustee, holder of any Indebtedness of Guarantor or Governmental Approval, except such as have been duly obtained, and (3) do not contravene any law, governmental rule, regulation or order now binding on Guarantor, or the charter or by-laws, partnership agreement, articles of organization, operating agreement or other governing document of Guarantor, or contravene the provisions of, or constitute a default under, or result in the creation of any Lien upon the property of Guarantor under, any indenture, mortgage, contract or other agreement to which Guarantor is a party or by which it or its property is bound; (c) the Loan Documents, when entered into, will constitute legal, valid and binding obligations of Guarantor enforceable against Guarantor in accordance with the terms thereof; (d) there are no pending actions or proceedings to which Guarantor is a party, and there are no other pending or threatened actions or proceedings of which Guarantor has knowledge, before any court, arbitrator or administrative agency, in any such case which, either individually or in the aggregate, would have a Material Adverse Effect on Guarantor;

(e) Guarantor is not in default under any obligation for the payment of borrowed money, for the deferred purchase price of property or for the payment of any installments under any agreement which, either individually or in the aggregate, would have a Material Adverse Effect on Guarantor; (f) the audited financial statements of K-Sea and its consolidated subsidiaries dated as of June 30, 2005, and the unaudited financial statements of K-Sea and its consolidated subsidiaries as of and for the six (6) months ended December 31, 2005, copies of which have been furnished to Lender, have been prepared in accordance with GAAP, and fairly present Guarantor’s financial condition (to the extent included therein) and the results of its operations as of the date of and for the period covered by such statements (subject, in the case of unaudited financial statements, to usual year-end adjustments), and since the date of such statements there has been no Material Adverse Effect in such conditions or operations of Guarantor; (g) no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect with respect to Guarantor; and (h) the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the financial statements referred to above, reflecting such amounts, exceed the fair market value of the assets of such Plan. All representations and warranties of Guarantor hereunder shall survive the execution and delivery of the Loan Documents.

18.                               Representations and Warranties of Borrower. Borrower represents and warrants, as of the date hereof, that (a) Borrower is duly organized and validly existing, in good standing under the laws of Delaware; (b) the execution, delivery and performance of the Loan Documents:  (1) have been duly authorized by all necessary corporate or partnership action on the part of Borrower, (2) do not require the approval of any stockholder, partner, trustee, holder of any Indebtedness of Borrower or Governmental Approval, except such as have been duly obtained, and (3) do not contravene any law, governmental rule, regulation or order now binding on Borrower, or the charter or by-laws, partnership agreement, articles of organization, operating agreement or other governing document of Borrower, or contravene the provisions of, or constitute a default under, or result in the creation of any Lien (other than in favor of Lender) upon the property of Borrower under, any indenture, mortgage, contract or other agreement to which Borrower is a party or by which it or its property is bound; (c) the Loan Documents, when entered into, will constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with the terms thereof; (d) there are no pending actions or proceedings to which Borrower is a party, and there are no other pending or threatened actions or proceedings of which Borrower has knowledge, before any court, arbitrator or administrative agency, in any such case which, either individually or in the aggregate, would have a Material Adverse Effect on Borrower; (e) Borrower is not in default under any obligation for the payment of borrowed money, for the deferred purchase price of property or for the payment of any installments under any agreement which, either individually or in the aggregate, would have a Material Adverse Effect on Borrower; (f) the audited financial statements of K-Sea and its consolidated subsidiaries dated as of June 30, 2005, and the unaudited financial statements of K-Sea and its consolidated subsidiaries as of and for the six (6) months ended December 31, 2005, copies of which have been furnished to Lender, have been prepared in accordance with GAAP consistently applied, and fairly present K-Sea’s and its consolidated subsidiaries, financial condition and the results of its operations as of the date of and for the period covered by such statements (subject, in the case of unaudited financial statements, to usual year-end adjustments), and since the date of such statements there has been no Material Adverse Effect in such conditions or operations; (g) the address stated in the Collateral Schedule is the chief place of business and chief executive office of Borrower; (h) Borrower does not conduct business under a trade, assumed or fictitious name, except as Borrower has notified Lender in writing; (i) Lender has a valid security interest (to the extent insurance policies and entries permit) in the Collateral identified on the related Collateral Schedule securing payment and performance of Borrower’s Obligations in respect of the Loan evidenced thereby, subject to no Liens other than Permitted Liens; (j) Borrower has filed or has caused to have been filed all Federal, state and local tax returns which, to the knowledge of Borrower, are required to be filed, and has paid or caused to have been paid all taxes as shown on such returns or on any assessment received by it, to the extent that such taxes have become due, unless and to the extent only that such taxes, assessments and governmental charges are currently contested in good faith and by appropriate proceedings by Borrower and adequate reserves therefor have been established as required under GAAP. To the extent Borrower believes it advisable to do so, Borrower has set up reserves which are believed by Borrower to be adequate for the payment of additional taxes for years which have not been audited by the respective tax authorities; (k)(x) Borrower is not in violation of any Applicable Law, the violation of which would have a Material Adverse Effect on Borrower and (y) except to the extent that failure to do so would not have a Material Adverse Effect on Borrower, Borrower has obtained any and all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its properties and the conduct of its business; (l) none of the proceeds of the Loan will be used, directly or indirectly, by Borrower for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any “margin security” within the meaning of Regulation G (12 C.F.R. Part 207), or “margin stock” within the meaning of Regulation U (12 C.F.R. Part 221), of the Board of Governors of the Federal Reserve System (herein called “margin security” and “margin stock”) or for any other purpose which might make the transactions contemplated herein a “purpose credit” within the meaning of Regulation G or Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934, or any rules or regulations promulgated under any of such statutes; (m) no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect with respect to Borrower; and (n) the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the financial statements referred to above, reflecting such amounts, exceed the fair market value of the assets of such Plan. All representations and warranties of Borrower hereunder shall survive the execution and delivery of the Loan Documents.

19.                               Vessels.

(a)                                  Set forth on Schedule 5 is a complete and accurate list, as of the date hereof, of all Vessels, showing as of the Effective Date with respect to each such Vessel the following:  (i) the name of each Vessel; (ii) the name of the registered owner of the Vessel; (iii) to the extent applicable, the Classification Society certification number; (iv) the date of the most recent United States Coast Guard inspection and/or ABS Survey; and (v) to the extent applicable, the next scheduled inspection date.

(b)                                  Each such Vessel identified on Schedule 5 is:  (i) to the extent required in order to operate in the service in which such Vessel is operating, classified in the highest classification for vessels of the same age and type in the American Bureau of Shipping required to be maintained in order to operate in such service and is in class without recommendation (except for recommendations which, when aggregated with recommendations for all Vessels subject to a Collateral Schedule, could not reasonably be expected to have a Material Adverse Effect); (ii) documented under the laws of the United States to permit such Vessel to operate in the coastwise trade; (iii) covered by hull and machinery and protection and indemnity insurance in accordance with the requirements of the First Preferred Mortgage covering such Vessel, and otherwise reasonably satisfactory to the Lender; and (iv) to the extent applicable, subject to a valid certificate of inspection issued by the United States Coast Guard, and each such certificate of inspection is in full force and effect without outstanding conditions (except for outstanding conditions which, when aggregated with outstanding conditions for all Vessels subject to a Collateral Schedule, could not reasonably be expected to have a Material Adverse Effect).

(c)                                  The information listed on each certificate of the American Bureau of Shipping required to be delivered pursuant to Section 3(e)(iii)(G) hereof with respect to each Vessel confirming that such Vessel is in such class without recommendation affecting class, as well as the information listed on each ABS Database Printout is true, correct and complete, in all material respects, as of the date hereof.

20.                               Perfection. Borrower authorizes Lender to authenticate and file UCC Financing Statements listing Borrower as debtor and describing the Collateral, and amendments thereto, and Borrower agrees to execute and deliver to Lender such further agreements and assignments or other instruments, and to do all such other things as Lender may reasonably deem necessary or appropriate to assure to Lender the perfection and priority of its security interests under the Loan Documents. BORROWER HEREBY APPOINTS LENDER OR ITS ASSIGNEE AS ITS TRUE AND LAWFUL ATTORNEY IN FACT, IRREVOCABLY AND COUPLED WITH AN INTEREST, TO EXECUTE AND FILE ON BEHALF OF BORROWER ALL UCC FINANCING STATEMENTS AND OTHER DOCUMENTS WHICH IN LENDER’S SOLE BUT REASONABLE DISCRETION ARE NECESSARY OR PROPER TO SECURE LENDER’S INTEREST IN THE COLLATERAL IN ALL APPLICABLE JURISDICTIONS. Borrower further covenants and agrees that it will not change its legal name, jurisdiction of organization, or be a party to a merger, consolidation or other change in structure without at least thirty (30) days’ prior written notice to Lender; and shall execute and deliver to Lender (to be recorded at Borrower’s expense) all amendments, statements, and other documents as may be reasonably required by Lender in connection with such event.

21.                               Subsidiaries; Additional Guarantors. Borrower shall promptly notify Lender within fifteen (15) days after any Person becomes a Subsidiary or Affiliate of the Borrower (“New Guarantor”), and in such notice set forth with respect to such Person the date on which such Person became a Subsidiary or Affiliate. Within ten (10) days of the date of such notice, Borrower shall deliver to Lender and its successors and assigns, an original Assumption Agreement in the form of Exhibit 8 hereto (an “Assumption Agreement”) duly executed by such New Guarantor, together with (i) a certificate of authority by such New Guarantor authorizing the execution and delivery of the Assumption Agreement, (ii) a true copy of New

Guarantor’s Organizational Documents, and (iii) a copy of New Guarantor’s certificate of good standing or equivalent from the jurisdiction of its organization.

22.                               Blocked Person. No Borrower, nor any Affiliate of any Borrower, is any of the following (each a “Blocked Person”): (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (c) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (e) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (f) a Person who is affiliated or associated with a Person listed above.

No Borrower or any Affiliate thereof (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

23.                               Value; Solvency. The obligations of Borrower and the Guarantors hereunder represent refinancing of Indebtedness originally incurred and outstanding to third parties prior to the date of this Agreement. The Borrower and each of the Guarantors has received fair consideration and reasonably equivalent value for the Obligations and liabilities incurred to the Lender hereunder. Each of K-Sea and the Borrower is Solvent as of the Closing Date and after giving effect to the transactions contemplated hereby. K-Sea and its consolidated subsidiaries, taken as a whole, are Solvent as of the Closing Date and after giving effect to the transactions contemplated hereby.

24.                               Miscellaneous. Time is of the essence with respect to this Agreement. Any failure of Lender to require strict performance by Borrower or any waiver by Lender of any provision herein shall not be construed as a consent or waiver of any provision of this Agreement. This Agreement or any Loan Document relating to a Collateral Schedule may be amended only by a writing signed by Lender and Borrower. Any Note, First Preferred Mortgage or other Loan Document relating to Lender’s Loan(s) may be amended only by a writing signed by Lender and the Borrower (or, in the case of a Subsidiary Guaranty, by Lender and the Guarantor party thereto). This Agreement will be binding upon Lender only in connection with a Collateral Schedule executed by a duly authorized officer or representative of Lender. This Agreement, and all other Loan Documents to which Borrower is or is to become a party, shall be executed on Borrower’s behalf by Authorized Signers of Borrower. Borrower hereby waives presentment, notice of dishonor and protest of all instruments included in or evidencing any of the Loans, and all other notices and demands whatsoever (except as expressly provided herein). THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

25.                               Jury Trial Waiver. LENDER, BORROWER AND GUARANTORS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH LENDER OR BORROWER MAY BE PARTIES ARISING OUT OF OR IN ANY WAY PERTAINING TO THE LOAN DOCUMENTS OR OBLIGATIONS. THIS WAIVER IS MADE KNOWINGLY, WILLINGLY AND VOLUNTARILY BY LENDER AND BORROWER WHO EACH ACKNOWLEDGE THAT NO REPRESENTATIONS HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT.

26.                               Separate Borrowings. Each Note, First Preferred Mortgage, Earnings Assignment, Assignment of Insurances, and other Loan Document executed in connection with a Collateral Schedule, shall constitute a separate and enforceable Loan Document incorporating all the terms and conditions of this Master Loan Agreement as if such terms and conditions were set forth in full in such Loan Document. In the event that any term or condition of any Note, First Preferred Mortgage, Earnings Assignment, Assignment of Insurances, or other Loan Document conflicts with or is inconsistent with any term or condition of this Master Loan Agreement, the terms and conditions of such Note, First Preferred Mortgage, Earnings Assignment, Assignment of Insurances, or other Loan Document shall prevail with respect to the applicable Loan Document and the applicable Loans.

27.                               Entire Agreement. This Agreement and the other Loan Documents collectively constitute the entire understanding or agreement between Lender and Borrower with respect to the financing of the Equipment, and there is no understanding or agreement, oral or written, which is not set forth herein or therein.

28.                               Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Master Loan Agreement effective as of the date first above written.

Guarantor:		Borrower:

With respect to Sections 1, 5, 12, 17, 21, 22, 23, 24, 25, 27 and 28 hereof only,		K-SEA OPERATING PARTNERSHIP L.P. by its general partner K-SEA OLP GP, LLC

K-SEA TRANSPORTATION PARTNERS
L.P.,
by its general partner K-SEA General		By:	/s/ John J. Nicola
Partner L.P., by its general partner		Name:	John J. Nicola
K-SEA General Partner GP, LLC		Title:	Chief Financial Officer

X	/s/ John J. Nicola
Name: John J. Nicola
Title: Chief Financial Officer
Guarantor:		Lender:

With respect to Sections 1, 5, 12, 17, 21, 22, 23, 24, 25, 27 and 28 hereof only,		KEY EQUIPMENT FINANCE INC.

SEA COAST TRANSPORTATION LLC
		By:	/s/ John J. Amato
Name: John J. Amato
X	/s/ John J. Nicola	Title: Regional Business Unit Manager
Name: John J. Nicola
Title: Chief Financial Officer

Guarantor:

With respect to Sections 1, 5, 12, 17, 21, 22, 23, 24, 25, 27 and 28 hereof only,

K-SEA TRANSPORTATION INC.

X	/s/ John J. Nicola
Name: John J. Nicola
Title: Chief Financial Officer

EXHIBIT 1

(Form of Note)

C:# L#: Ls#:
Promissory Note Floating Rate

Funding Date: April 3, 2006

FOR VALUE RECEIVED, K-Sea Operating Partnership L.P., a Delaware limited partnership (“Maker”), promises to pay to the order of Key Equipment Finance Inc., (“Holder”), the sum of $                     in lawful money of the United States of America (the “Principal”), with interest thereon as hereafter provided (“Interest”), to be paid in the manner set forth herein.

1. Relationship to Master Agreement. This Note is issued pursuant to the Master Loan and Security Agreement dated as of April 3, 2006 (the “Master Agreement”), and all terms and conditions contained therein are incorporated herein by reference. Capitalized terms used herein without definition shall have the meaning given them in the Master Agreement. Maker reaffirms all terms, conditions, representations and warranties contained in the Master Agreement except as they may be modified hereby.

2. Interest Rate. Interest shall accrue on principal amounts outstanding under this Note at a rate of interest equal to the LIBOR Base Rate plus the Margin (the sum of the LIBOR Base Rate and the Margin is referred to herein as the “Interest Rate”). Interest shall be reset monthly on the first Business Day of each month (“Reset Date”) based on the LIBOR Base Rate in effect two (2) London Banking Days preceding the Reset Date. “LIBOR Base Rate” means the rate per annum calculated by the Lender in good faith, which Lender determines with reference to the London interbank offered rate for deposits in United States dollars having a maturity of one month “USD-LIBOR-BBA” which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two (2) London Banking Days preceding that Reset Date. If such rate does not appear on the Telerate Page 3750, the rate for that Reset Date will be determined as if the parties had specified “USD-LIBOR-Reference Banks”. “Margin” shall be one hundred forty (140) basis points. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars. The interest for this Note is computed by applying the annual Interest Rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

3. Usury; Place of Payment. (a) At no time shall the Interest Rate or other amounts paid or collected hereunder exceed the highest rate allowed by applicable law for this type of loan. Should Holder ever collect Interest at a rate that exceeds the applicable legal limit, such excess will be credited to the Principal or, if no principal remains outstanding, such excess shall be returned to Maker.

(b) Payment of the Principal and Interest hereunder shall be made to Holder at P.O. Box 1865, Albany, New York 12201-1865, or at such other place as Holder may designate from time to time in writing. Holder reserves the right to require payment on this Note to be made by wired federal funds or other immediately available funds.

4. Repayment Terms. The Principal and Interest shall be due and payable as follows:

(a) On May 2, 2006, an amount equal to $2,127.09 per day as interim interest for the period from the Funding Date through and including the first day of May 2006, which interim interest was calculated by Holder using the LIBOR Base Rate of 4.82563% plus the Margin.

(b) The outstanding principal balance hereunder will be payable in eighty-four (84) consecutive monthly installments in the amounts set forth on Schedule A attached hereto, in each case plus accrued interest calculated at the Interest Rate from the prior payment date (or the date hereof in the case of the payment due on May 2, 2006) to the relevant Note Payment Date. The first payment shall be due on June 1, 2006 and on the first Business Day of each month thereafter (each a “Note Payment Date”) through May 1, 2013 (the “Maturity Date”), on which date the entire outstanding principal balance, plus all accrued and unpaid interest, shall be due and payable in full; plus

(c)  Maker will pay a late payment charge of three percent (3%) of any payment due hereunder that is not paid on or before the tenth (10th) day after the date due hereunder.

5. Prepayment. Maker may not prepay, in whole or in part, the principal outstanding hereunder; provided, however, that commencing on the date following the 12-month anniversary of the Funding Date on any Note Payment Date, Maker may prepay, in whole but not in part, the principal outstanding hereunder by paying to Holder such outstanding principal,

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together with all accrued and unpaid interest thereon at the Interest Rate in effect on the Funding Date, plus a prepayment premium (“Prepayment Premium”) equal to a percentage of the outstanding principal calculated as follows:

Months	Prepayment Premium
1-12	No prepayment permitted
13-24	2.0%
25-36	1.5%
37-48	1.0%
49-60.5%
61- End of Term	0%

In the event of Borrower’s prepayment on a date that is not a Note Payment Date, Borrower will compensate Lender for any losses, costs or expenses which it may incur as a result of prepayment of the Loan on a date that is not a Note Payment Date, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by the liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain the Loan. A certificate of Lender setting forth in reasonable detail the amounts payable hereunder shall be conclusive and binding on Borrower for all purposes, absent manifest or demonstrable error. Any calculation hereunder shall be made on the assumption that Lender has funded the Loan in the London interbank market.

6. Application of Payments. Prior to an Event of Default, each payment received on this Note shall be applied in the following order: (a) all costs of collection, (b) any unpaid late payment charges, (c) any Prepayment Premium, (d) Interest accrued as of the payment date and (e) the balance, if any, to outstanding Principal as of the date received. Upon the occurrence and during the continuance of an Event of Default, any payments in respect of the Secured Obligations and any proceeds of the Collateral when received by Holder in cash or its equivalent, will be applied first to costs of collection and, thereafter, in reduction of the Secured Obligations in such order and manner as Holder may direct in its sole discretion. Maker irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that Holder shall have the continuing and exclusive right to apply any and all such payments and proceeds in the Holder’s sole discretion, notwithstanding any entry to the contrary upon any of its books and records.

7. Security. Payment of the Principal and Interest hereunder, and the performance and observance by Maker of all agreements, covenants and provisions contained herein, is secured by a first priority security interest in the Collateral.

8. General. Maker represents and warrants that this Note evidences a loan for business or commercial purposes. By executing this Note, Maker confirms (a) having read and understood the provisions hereof and (b) Maker’s agreement with all terms and conditions contained herein.

9. Waivers. MAKER AND ALL ENDORSERS, SURETIES, AND GUARANTORS HEREOF HEREBY JOINTLY AND SEVERALLY WAIVE PRESENTMENT FOR PAYMENT, DEMAND, NOTICE OF NON-PAYMENT OR DISHONOR, NOTICE OF INTENTION TO ACCELERATE THE MATURITY, NOTICE OF PROTEST AND PROTEST OF THIS NOTE.

10. Funding Date. The Funding Date for this Note shall be the date on which Holder disburses funds hereunder. IF THE FUNDING DATE IS LEFT BLANK, OR DOES NOT REFLECT THE ACTUAL DATE HOLDER DISBURSES FUNDS HEREUNDER, MAKER HEREBY AUTHORIZES HOLDER TO FILL IN THE CORRECT DATE AT THE TIME OF DISBURSEMENT.

11. Other Provisions. The provisions of this Note shall bind Maker and Maker’s successors and assigns and shall benefit Holder and Holder’s successors and assigns, including each subsequent holder, if any, of this Note.

[Signature Page Follows]

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IN WITNESS WHEREOF, Maker, intending to be legally bound, has caused this Note to be duly executed on the day and year first written above.

MAKER:

K-Sea Operating Partnership L.P.,
By its general partner
K-SEA OLP GP, LLC

X
Name: John J. Nicola
Title: Chief Financial Officer

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EXHIBIT 2

Collateral Schedule No.

Borrower:                   K-Sea Operating Partnership L.P.
Lender:                               Key Equipment Finance Inc.
Loan Amount:

1.                                       This Collateral Schedule No.                  dated as of April       , 2006, is issued pursuant to the Master Loan and Security Agreement, dated as of April       , 2006 (“Master Loan Agreement”), among K-SEA OPERATING PARTNERSHIP L.P., a Delaware limited partnership, as Borrower, K-SEA Transportation Partners L.P., a Delaware limited partnership, K-SEA Transportation Inc. a Delaware corporation, and Sea Coast Transportation LLC, a Delaware limited liability company, as Guarantors, and KEY EQUIPMENT FINANCE INC., and its assigns, as Lender.

2.                                       This Collateral Schedule is executed in connection with the Promissory Note by Borrower, dated as of                 , 2006, in the principal amount of $                  .

3.                                       The Note is secured by the First Preferred Mortgage in the U.S. documented vessels identified below (individually and collectively, “Vessel”).

4.                                       This Collateral Schedule incorporates all terms and conditions of the Master Loan Agreement. Capitalized terms not otherwise defined herein shall have the meanings described in the Master Loan Agreement.

5.                                       Borrower hereby gives, grants and assigns to Lender a security interest in and against the Collateral.

6.                                       The security interest in the Collateral secures the payment and performance of any and all debts, Obligations and liabilities of any kind or nature of Borrower to Lender, now existing or hereafter arising, under the above-referenced Note and any renewals, extensions, and modifications of the Note, and Borrower’s Obligations in connection therewith under (i) a First Preferred Mortgage on said Vessel; (ii) the Master Loan Agreement; (iii) the Assignment of Insurances; (iv) the Earnings Assignment, and (v) this Collateral Schedule. The Collateral under this Collateral Schedule does not secure Borrower’s Obligations under any other Note or Collateral Schedule under the Master Loan Agreement.

7.                                       Collateral:

(a)                                  Vessel Name:

(b)                                 Official No.:

(c)                                  Hailing Port:

(d)                                 First Preferred Mortgage Date:

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together with all of such vessel’s engines, boilers, machinery, bowsprits, sails, riggings, boats, anchors, chains, cable, tackle, apparel, furniture, fittings, gear, tools, pumps, pipe, navigation equipment, propulsion equipment, spare and replacement parts, fuel, lubricating and other oils, consumables and other stores, equipment and all other appurtenances thereunto appertaining or belonging, and such vessel’s freights, hire, earnings, issues, revenues and profits, whether now or owned or hereafter acquired, whether on board or not, and any and all additions, improvements and replacements hereafter made in, on or to such vessels, or any part thereof, or in or to the equipment and appurtenances aforesaid (all of the foregoing, together with such vessels’ freights, hire, earnings, issues, revenues and profits).

8.                                       Note Date:

Note Amount:  $

9.                                       Borrower is a limited partnership organized in Delaware, and its Delaware Identification Number is:  3698236.

10.                                 Charters:

11.                                 Loan Documents. This Collateral Schedule shall be subject to execution and delivery to Lender of:

(a)                                  Certified true copy of the Master Loan Agreement;

(b)                                 Promissory Note executed by Borrower;

(c)                                  First Preferred Mortgage executed by Borrower;

(d)                                 Assignment of Insurances executed by Borrower;

(e)                                  Earnings Assignment executed by Borrower.

12.                                 Notices. For purposes of Section 13 of the Master Loan Agreement, notices shall be delivered as follows:

If to Lender:                                                Key Equipment Finance Inc.
66 South Pearl Street, 8th Floor
Albany, New York  12207
Attn:  Account Manager

If to Borrower:                                    K-Sea Operating Partnership L.P.
3245 Richmond Terrace
Staten Island, New York  12207
Attn:  Chief Financial Officer

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This Collateral Schedule is effective as of the date first above written, upon execution by Lender and Borrower.

Borrower:		Lender:

K-SEA OPERATING PARTNERSHIP L.P.		KEY EQUIPMENT FINANCE INC.
by its general partner
K-SEA OLP GP, LLC
By:
Name:
By:		Title:
Name:	John J. Nicola
Title:	Chief Financial Officer

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